Exhibit 10.1

ANNUAL DIRECTOR COMPENSATION

On  July 26, 2005, in connection with its review of the compensation arrangements of Affiliated Managers Group, Inc. (the “Company”), the Compensation Committee engaged an independent compensation consultant to perform a survey of director compensation practices at companies in the Company’s peer group.  This survey found that compensation for lead directors and committee chairpersons, as well as annual retainers, had increased throughout the peer group. On that basis, the Board of Directors determined to increase lead director, committee chairperson and annual fee compensation, and accordingly approved the following compensation arrangements for non-employee directors of the Company:

Board of Directors:
Board of Directors Annual Fee	$50,000
Board of Directors Quarterly Meeting Fee	$2,500
Board of Directors Annual Option Award	11,250
Lead Director and Committee Service:
Lead Director Annual Fee	$50,000
Committee Membership Annual Fee	$10,000
Audit Committee Chair Annual Fee	$25,000
Compensation Committee Chair Annual Fee	$10,000
Nominating and Governance Committee Chair Annual Fee	$5,000